Exhibit 10.2

AGREEMENT TO SELL AND PURCHASE AND ESCROW INSTRUCTIONS

THIS AGREEMENT TO SELL AND PURCHASE AND ESCROW INSTRUCTIONS (this “Agreement”) is dated as of July 25, 2016 and entered into by and between FRESH FOODS, LLC, a Delaware limited liability company (“Seller”) and CALAVO GROWERS INC., a California corporation (“Purchaser”). Seller and Purchaser hereby agree as follows:

1. Agreement of Purchase and Sale.

For the consideration hereinafter set forth, but subject to the terms, provisions, covenants and conditions herein contained, Seller hereby agrees to convey, and Purchaser hereby agrees to purchase and acquire in accordance with the terms set forth herein:

A. All of Seller’s right, title and interest in that certain land (the “Land”) situated in the County of Riverside, State of California, described in attached Exhibit “A”.

B. All of Seller’s right, title and interest in any improvements affixed to the Land including that certain building more commonly known as “1730 Eastridge Avenue” (collectively, the “Improvements”).

C. All of Seller’s right, title and interest in all privileges, entitlements, easements and appurtenances pertaining to the Land and the Improvements, including any right, title and interest of Seller (but without warranty whether statutory, express or implied) in and to adjacent streets, alleys or rights-of-way.

D. All of Seller’s right, title and interest in the furniture, fixtures and equipment (“FF&E”) described in Exhibit “B-1” (the “Included FF&E”). The FF&E described in Exhibit “B-2” (the “Excluded FF&E”) shall be excluded from the purchase and sale of the Property (as hereinafter defined). Exhibits “B-1” and “B-2” shall be documented, as approved by Purchaser and Seller, and attached to this Agreement on or before the twentieth (20th) day following the mutual execution of this Agreement.

E. All of Seller’s right, title and interest in any intangible rights relating to the Land and/or the Improvements.

The items described in Sections 1.A. through 1.E above are hereinafter called the “Property.”

2. Purchase Price.

A. Amount of Purchase Price. The total purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be TWENTY MILLION DOLLARS ($20,000,000), payable all in cash. Seller acknowledges and agrees that Purchaser is in the fresh produce business, and the Purchase Price has been agreed to be based on Purchaser’s intent to acquire and operate a functional refrigerated facility.

B. Payment of Purchase Price.

The Purchase Price shall be paid as follows:

As part of the Opening of Escrow (as defined below), Purchaser shall deliver to First American Title Insurance Company located at 3281 Guasti Road, Suite 440, Ontario, California 91761, Attention: Christine Siegel (“Escrow Holder”) a deposit of Three Hundred Ten Thousand Dollars ($310,000) (the “Deposit”). The Deposit shall be in the form of wire transfer or cash. Escrow Holder shall place the Deposit in an interest-bearing account. All interest earned on the Deposit shall be included within the meaning of the term “Deposit” in this Agreement. Provided no Purchaser’s Objection (as defined herein below) has been made and remains uncured by Seller or unwaived by Purchaser, the Deposit shall become nonrefundable at 5:00 p.m. (California time) on the Contingency Termination Date (as hereinafter defined). In the event of a default hereunder by Purchaser or Seller, the Deposit shall be refunded or applied as provided in Section 13 below.

By 1:00 p.m. (California time) on the last business day immediately before the Close of Escrow, Purchaser shall deposit into Escrow immediately available funds in the amount which, when added to the Deposit, will equal the Purchase Price plus any additional amounts necessary to cover Purchaser’s costs and/or prorations under this Agreement.

C. Allocation of Purchase Price. Prior to the last day of the Contingency Period (as hereinafter defined), Purchaser and Seller shall reasonably allocate the Purchase Price between the Land and the Improvements, on the one hand, and the Included FF&E, on the other hand, in accordance with their fair market values as agreed by the parties consistent with Section 1060 of the Internal Revenue Code of 1986, as amended. When finalized, the allocation shall be set forth on a schedule which shall be prepared prior to Closing; and such allocation shall be binding upon the parties for all applicable federal, state, local and foreign tax purposes. The Seller and Purchaser covenant to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation on all tax returns filed by any of them after Closing and not to voluntarily take any inconsistent position therewith in any administrative or judicial proceeding relating to such returns. The Seller, as appropriate, and Purchaser shall exchange mutually acceptable and completed Internal Revenue Service Forms 8594 (including supplemental forms, if required), which they shall use to report the transaction contemplated hereunder to the Internal Revenue Service in accordance with such allocation.

3. Escrow Instructions.

A. Opening of Escrow. As soon as reasonably practicable following the mutual execution of this Agreement, but in no event later than two (2) business days following the mutual execution of this Agreement, the parties shall open an escrow (“Escrow”) with the Escrow Holder in order to consummate the purchase and sale in accordance with the terms and provisions hereof. This Agreement shall be deposited in the Escrow and the provisions hereof shall constitute joint primary escrow instructions to the Escrow Holder; provided, however, that the parties shall execute such additional instructions as requested by the Escrow Holder not inconsistent with the provisions hereof and that do not change the original understanding of the parties and that state that, in the event of a conflict between the terms of this Agreement and the additional escrow instructions, the terms of this Agreement shall control. The date as of which the Escrow Holder shall receive (i) the Deposit and (ii) executed counterparts of this Agreement from both Seller and Purchaser shall constitute the “Opening of Escrow.” Notwithstanding the fact that this Agreement is executed by Seller and Purchaser, this Agreement shall not be binding or enforceable prior to the Opening of Escrow. Upon request of either or both of the parties hereto, Escrow Holder shall deliver written confirmation of the date of the Opening of Escrow to the parties in the manner set forth in Section 15 of this Agreement.

B. Documents and Funds Delivered to or by Escrow. The following shall be delivered into the Escrow or by Escrow Holder in connection with the transfer of the Property:

(1) Delivery by Seller in Escrow. At least one (1) business day prior to the Closing Date, or such earlier date as is required by Escrow Holder, but not, in any event, until after Purchaser has performed its obligations under Section 3.B(2) hereof, Seller shall deposit into Escrow:

(a) a grant deed (the “Grant Deed”) to the Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth in attached Exhibit “C”;

(b) three (3) originals of a bill of sale (the “Bill of Sale”), duly executed by Seller in substantially the same form as set forth in attached Exhibit “D”;

(c) three (3) originals of an affidavit from Seller which satisfies the requirements of Section 1445 of the Internal Revenue Code, as amended (the “Section 1445 Affidavit”), duly executed by Seller in substantially the same form as set forth in attached Exhibit “E”;

(d) three (3) originals of a Withholding Exemption Certificate, Form 593 (the “Form 593”), duly executed by Seller in substantially the same form as set forth in attached Exhibit “F”;

(e) one (1) original of appropriate authorizing documents evidencing that Seller has the authority to enter into this Agreement, carry out the terms of this Agreement and sell the Property and evidencing that the individual or individuals executing this Agreement and any other documents contemplated hereunder or related hereto have the authority to so execute such documents; and

(f) such other instruments and documents as may be reasonably requested by Escrow Holder relating to Seller, to the Property and as otherwise required to transfer the Property to Purchaser pursuant to the terms and conditions of this Agreement.

(2) Delivery by Purchaser in Escrow. At least one (1) business day prior to the Closing Date, or such earlier date as is required by Escrow Holder, Purchaser shall deposit into Escrow:

(a) one (1) original Preliminary Change of Ownership Form, duly executed by Purchaser, in substantially the same form as set forth in attached Exhibit “G” (the “PCOR”); and

(b) such instruments and documents as may be reasonably requested by Escrow Holder relating to Purchaser, to the Property and/or as otherwise required to transfer the Property to Purchaser pursuant to the terms and conditions of this Agreement.

(3) Delivery by Escrow. At least two (2) business days prior to the Closing Date, Escrow Holder shall deliver to Purchaser and Seller a pro forma closing statement (the “Closing Statement”) which sets forth, in a manner satisfactory to Purchaser and Seller, the prorations and other credits and debits contemplated by this Agreement.

C. Conditions to Close.

Escrow shall not close unless and until the following conditions precedent and contingencies have been satisfied or waived in writing by the party for whose benefit the conditions have been included:

(1) All contingencies described in Section 4 below have either been satisfied or waived in writing or deemed waived by the party for whose benefit such conditions run.

(2) All funds and instruments described in this Section 3 and elsewhere in this Agreement have been delivered to the Escrow Holder.

(3) The Title Company (as hereinafter defined) is in a position and is prepared to issue to Purchaser the Title Policy described in Section 5 below.

(4) All representations and warranties made by Seller in Section 8 below and Purchaser in Section 9 below shall be true and correct in all material respects as of the Closing Date.

(5) Purchaser shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and/or complied with by Purchaser prior to, or as of, the Closing.

(6) Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and/or complied with by Seller prior to, or as of, the Closing.

(7) Seller shall, within three (3) days after the mutual execution of this Agreement, request that Tesco Treasury Services PLC (“Tesco”) deliver into Escrow, with a copy to Purchaser, a Demand for Payoff in form and substance satisfactory to Escrow and Title Company (the “Demand”) and a Substitution of Trustee and Deed of Partial Reconveyance (the “Reconveyance”), in form and substance satisfactory to the Title Company to issue the Title Policy and reconvey that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (the “Original Tesco Deed of Trust”) dated as of November 25, 2013, executed by Campus Opco, LLC, as grantor, to First American Title Insurance Company, as trustee, for the benefit of Tesco, as beneficiary, which Original Tesco Deed of Trust was recorded on November 27, 2013 as Instrument No. 2013-0557414 in the Official Records of the County of Riverside, California (the “Official Records”), and re-recorded on

December 4, 2013 as Instrument No. 2013-0565907 in the Official Records, which Original Tesco Deed of Trust was amended by that certain Amendment to Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (the “Amendment to Tesco Deed of Trust”) dated as of July 31, 2015 and recorded on October 15, 2015 as Instrument No. 2015-0453636 in the Official Records (collectively, the “Tesco Deed of Trust”). Not later than thirty (30) days after the Opening of Escrow, Tesco shall have delivered into Escrow, with a copy to Purchaser, the Demand and the Reconveyance, in form and substance satisfactory to the Escrow and Title Company to issue the Title Policy and reconvey the Tesco Deed of Trust. This condition is for the benefit of both Seller and Purchaser, and is not waivable. If the Demand and a fully executed and recordable Reconveyance satisfactory to the Title Company to issue the Title Policy clear of the Tesco Deed of Trust are not delivered to Escrow Holder, with a copy to Purchaser, within thirty (30) days after the Opening of Escrow, Purchaser and Seller shall have the absolute right and option to cancel and terminate this Agreement upon written notice to the other and Escrow Holder. In such event, Purchaser shall be entitled, as its sole remedy, to receive from Escrow Holder the return of its Deposit and Purchaser’s Refrigeration Testing Fund Deposit (as hereinafter defined) and receive from Seller’s Refrigeration Testing Fund Deposit (as hereinafter defined) and, if Seller’s Refrigeration Testing Fund Deposit is not sufficient, from Seller, Purchaser’s actual, documented, reasonable out-of-pocket due diligence expenses in the investigation, inspection and studies concerning the Property. Seller shall be entitled to receive from Escrow Holder the balance, if any, of Seller’s Refrigeration Testing Fund Deposit.

If this Agreement has not been terminated by Purchaser within the Contingency Period and the parties proceed to Closing, then unless there has been a written Purchaser Objection within the Contingency Period that has not been satisfied or waived, any condition not otherwise satisfied or waived as of the Closing shall be deemed fully satisfied or waived by the party for whose benefit the condition had been included as of the Closing.

D. Recordation and Transfer. Upon satisfaction of the conditions set forth in Section 3.C., Escrow Holder shall transfer the Property as follows: Cause the Grant Deed to be recorded in the Official Records of Riverside County, California; Deliver to Purchaser and Seller at least one fully executed original of the Section 1445 Affidavit, the Bill of Sale, the Form 593 and a conformed copy of the recorded Grant Deed;

(1) Deliver to the parties entitled thereto any other closing documents; and cause the Title Policy in form and substance described in Section 5 below, to be delivered to the Purchaser, and

(2) Disburse all funds deposited with Escrow Holder by Purchaser in payment of the Purchase Price for the Property as follows:

(a) deliver to Tesco the amount pursuant to the Demand, required to reconvey the Tesco Deed of Trust from the Property (as approved by Seller in the Seller’s Closing Statement) in accordance with written instructions from Tesco;

(b) retain in Escrow (the “Refrigeration Escrow Holdback”) the Refrigeration Escrow Amount (as hereinafter defined) in accordance with the terms of Section 45 below.

(c) deliver to Seller the Purchase Price pursuant to instructions to be delivered by Seller to Escrow Holder, less the amount of all items, costs and prorations chargeable to the account of Seller; and

(d) disburse the remaining balance of the funds deposited by Purchaser to Purchaser upon the Close of Escrow pursuant to instructions to be delivered by Purchaser to Escrow Holder less amounts chargeable to Purchaser.

E. Close of Escrow. Escrow shall close upon the recordation of the Grant Deed in accordance with the terms and conditions hereof (“Close of Escrow” or “Closing Date” or “Closing”). The Close of Escrow shall occur no later than fifteen (15) days after the expiration of the Contingency Period unless otherwise extended pursuant to the terms hereof or in writing by mutual agreement between Purchaser and Seller. If the Closing Date does not fall on a Tuesday, Wednesday or Thursday, Escrow shall close on the Tuesday following such date.

4. Purchaser’s Contingencies.

In the event that any contingency set forth in this Section 4 has not been either satisfied or waived as of the Contingency Termination Date (as hereinafter defined (subject to the notice of waiver and election to cure provisions set forth in Section 4.C)), this Agreement shall be terminated, the Deposit shall be returned to Purchaser, Purchaser shall deliver all documents provided to Purchaser by Seller together with any final reports prepared by Purchaser’s consultants (to the extent assignable) (other than confidential attorney client or attorney work product privileged documents, or information relating to analysis of usability or feasibility of the Property or work product, marketing studies, and information relating to Purchaser itself) relating in any way to the Property (the “Due Diligence Reports”) to Seller without warranty as to the accuracy or completeness of any such Due Diligence Reports, and the Escrow shall thereupon be canceled, and neither party shall have any further obligation to the other except for Purchaser’s obligations which are expressly stated to survive. Costs for cancellation of Escrow and all Title Company costs shall be shared equally by Purchaser and Seller. The “Contingency Period” as used herein means the period commencing on the Opening of Escrow and continuing until 5:00 p.m. (California Time) on the date that is sixty (60) days following the date of mutual execution and delivery of this Agreement to Escrow Holder (as such date may be extended pursuant to the express terms of this Agreement); provided, however, that if such date is not a business day, the last day of the Contingency Period shall be extended to terminate on the next business day (the “Contingency Termination Date”).

A. Survey, Title Commitment and Other Property Documents.

(1) As soon as reasonably practicable after the Opening of Escrow, but not later than five (5) days after the mutual execution of this Agreement, Seller shall (i) deliver to Purchaser any survey (“Survey”) of the Property in Seller’s possession or under its control, (ii) cause First American Title Insurance Company (the “Title Company”) to furnish to Purchaser a preliminary title report (herein called the “Title Report”) issued by the Title Company, and (iii) cause the Title Company to deliver to Purchaser legible copies of all documents referred to as exceptions to title in the Title Report. Purchaser may also obtain at its sole cost and expense a new or supplemental survey of the Property.

(2) As soon as reasonably practicable following the mutual execution of this Agreement, but in any event within five (5) days after the mutual execution of this Agreement, Purchaser shall provide to Seller a list of key Property documents to be provided to Purchaser by Seller (the “Key Documents List”). As soon as reasonably practicable after the Opening of Escrow, but not later than five (5) days after Seller’s receipt of the Key Documents List, Seller shall make available to Purchaser copies of all documents related to the Property which are within Seller’s possession or under its control, including any documents within Seller’s possession that are on the Key Documents List (“Property Documents”) (but excluding any confidential or privileged information, budgets, correspondence or documents relating to Seller’s acquisition of the Property, or information relating to prior prospective sales of the Property, work product, marketing studies, and information relating to Seller itself (the “Excluded Information”)). For the purpose of this paragraph environmental reports or environmental studies concerning the Property shall not be deemed as privileged or confidential. If the Seller is late in delivering any of the foregoing to the Purchaser, the Contingency Period shall be extended one day for each day that Seller is late in delivering any of such Property Documents to Purchaser. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER TO PURCHASER AS TO THE ACCURACY OR COMPLETENESS OF THE CONTENT OF ANY DOCUMENTS OR OTHER INFORMATION DELIVERED TO PURCHASER PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ACCURACY OR COMPLETENESS OF THE CONTENT OF THE PROPERTY DOCUMENTS. However, Seller assures Purchaser that it does not know of any fact or circumstance that would make Seller doubt the accuracy of such third party materials which it has not otherwise disclosed to Purchaser, in writing.

(3) Certain disclosures relating to the Property may be required under California Public Resources Code Section 2621.9(a) (Earthquake Fault Zone), California Public Resources Code Section 2694(a) (Seismic Hazard Zone), California Government Code Section 8589.3(a) (Special Flood Hazard Area), and/or California Government Code Section 8589.4(a) (Area of Potential Flooding). Purchaser agrees that Seller will have no liability arising out of any failure by Seller or Agent to make any disclosure described in the immediately preceding sentence. A copy of the natural hazard disclosure statement is set forth in Exhibit “H” attached hereto and Purchaser approves the same.

(4) The term “Permitted Encumbrances” as used herein includes:

(a) any easement, right-of-way, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant or other matter with respect to the Property that is reflected or addressed on the Survey or the Title Report which Purchaser has not disapproved in accordance with the provisions of Section 4.C. below; and

(b) any Purchaser’s Objection that is cured by Seller or which remains uncured, for whatever reason, and Purchaser waives such Purchaser’s Objection pursuant to Section 4.C. below.

B. Inspection.

(1) Purchaser shall have the right to physically inspect on a non-intrusive basis, and to the extent Purchaser desires, to cause one or more representatives of Purchaser to physically inspect on a non-intrusive basis, the Property. If the inspection, including a Phase I Environmental Inspection, recommends a further inspection requiring borings or other invasive testing, Purchaser shall prepare and deliver to Seller during the Contingency Period a written proposal for such testing setting forth the proposed scope of the invasive testing (the “Invasive Testing Proposal”), which Seller may approve or disapprove in its sole and absolute discretion. If Seller disapproves Purchaser’s request for invasive testing (Phase II Investigation), and Purchaser elects to terminate this Agreement during the Contingency Period, Purchaser shall be entitled, as its sole remedy, to terminate this Agreement and receive from Escrow Holder the return of its Deposit and Purchaser’s Refrigeration Testing Fund Deposit and receive from Seller’s Refrigeration Testing Fund Deposit and, if Seller’s Refrigeration Testing Fund Deposit is not sufficient, from Seller, (a) one hundred percent (100%) of Purchaser’s actual, documented out-of-pocket expenses for the testing and operation of the Refrigeration System and (b) Purchaser’s other actual, documented, reasonable out-of-pocket due diligence expenses in the investigation, inspection and studies concerning the Property. Seller shall be entitled to receive from Escrow Holder the balance, if any, of Seller’s Refrigeration Testing Fund Deposit. Purchaser shall make all inspections in good faith and with due diligence. Except as otherwise provided in Section 4.B.(2) below, all inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Purchaser relating to the inspection of the Property will be solely Purchaser’s expense. Seller shall cooperate with Purchaser in all reasonable respects in making such inspections. The scope of any environmental inspection to be conducted by Purchaser’s environmental consultant in excess of a Phase I environmental assessment shall be in accordance with the terms of the agreed upon Invasive Testing Proposal. Nothing herein shall authorize any subsurface testing or drilling on the Property by Purchaser or its environmental consultant unless specifically provided for in the agreed upon Invasive Testing Proposal. Purchaser shall have the right to contact governmental officials in connection with various rights of use of the Property, and Seller hereby reserves the right to have a representative present at the time of making any such inspection or interviews, but shall not interfere with or delay the scheduling of such inspection or interview. Purchaser shall notify Seller not less than one (1) business day in advance of making any such inspection or interviews. In making any inspection or interviews hereunder, Purchaser will treat, and will cause any representative of Purchaser to treat, all information obtained by Purchaser pursuant to the terms of this Agreement as strictly confidential except for such information which Purchaser is required to disclose to its consultants, attorneys, agents, contractors, representatives, lenders and transferees in accordance with Section 43 below.

(2) During the last thirty (30) days of the Contingency Period, Purchaser shall have the right to inspect, start-up, test and monitor the refrigeration system located on the Property (the “Refrigeration System”) strictly in accordance with the terms of this Section 4.B.(2); provided, however, Purchaser shall have the right during the first thirty (30) days of the Contingency Period to spend up to $30,000 from the Refrigeration Testing Fund (hereinafter defined) to engage contractors and subcontractors and otherwise in the planning, permitting and staging the start-up and testing;

(a) Purchaser and Seller hereby agree that Mericle Mechanical, Inc. and SCS Tracer Environmental (collectively, “Contractor”) and such other subcontractors as may be mutually agreed upon by Seller and Purchaser (the “Subcontractors”) shall be the only persons entitled to inspect, start-up (i.e., recharge with ammonia and turn on the Refrigeration System), test and monitor the Refrigeration System;

(b) Representatives of Seller and Purchaser shall both be present at the Property at the time of the start-up of the Refrigeration System;

(c) It is agreed that within ten (10) business days of the Opening of Escrow Seller and Purchaser shall each deposit into a refrigeration testing fund with Escrow (the “Refrigeration Testing Fund”), the amount of $100,000 (the “Seller’s Refrigeration Testing Fund Deposit” and the “Purchaser’s Refrigeration Testing Fund Deposit,” respectively), for a total of $200,000. Purchaser’s Refrigeration Testing Fund Deposit and Seller’s Refrigeration Testing Fund Deposit shall be disbursed pari-passu by Escrow on demand by Purchaser for all of the costs and expenses associated with or relating to the inspection, repair, testing, monitoring, permitting, insuring, and operation of the Refrigeration System during the Escrow Period (the “Refrigeration Testing Costs”);

(d) If Purchaser terminates this Agreement during the Contingency Period on account of a Major Material Problem (as hereinafter defined) with the Refrigeration System, Purchaser shall receive from Escrow Holder the return of its Deposit and from the Refrigeration Testing Fund Purchaser’s Refrigeration Testing Fund Deposit and from Seller’s Refrigeration Testing Fund Deposit the reimbursement of its documented, out of pocket, Refrigeration Testing Costs not to exceed the sum of one hundred thousand dollars ($100,000). The balance of Refrigeration Testing Fund shall be returned to Seller;

(e) If Purchaser terminates this Agreement during the Contingency Period for any reason other than a Major Material Problem with the Refrigeration System or the failure to timely deliver any of the Key Documents, or for no stated reason, Purchaser’s sole remedy shall be to receive from Escrow the amount of its Deposit and Escrow Holder shall return to Seller the remaining amount of Seller’s Refrigeration Testing Deposit and Escrow Holder shall return to Purchaser the remainder of the Refrigeration Testing Fund;

(f) If the Closing occurs, Escrow Holder shall return to Seller the Seller’s Refrigeration Testing Fund Deposit less Purchaser’s documented, out of pocket Refrigeration Costs not to exceed one hundred thousand dollars ($100,000) and Purchaser shall be entitled to the remainder of the Refrigeration Testing Fund; and

(g) Once the Refrigeration System is started-up (and continuing at Purchaser’s option until the Close of Escrow or the termination of this Agreement due to Seller’s default or post-closing at a date Purchaser chooses (if any) to shut down the Refrigeration System), it will be Purchaser’s responsibility, at its sole cost and expense to operate (in accordance with applicable laws), and monitor on a continuous 24/7 basis and shut down, if necessary, the Refrigeration System subject to the amounts in the Refrigeration Testing Fund. In connection therewith, if there is a problem with the Refrigeration System, Purchaser shall promptly notify Seller, in writing, of such problem together with a description of the problem; provided, however, that in the event of an emergency, Purchaser shall notify Seller orally, with written notice to follow.

(3) Purchaser agrees to maintain, at Purchaser’s sole cost and expense, worker’s compensation and comprehensive liability insurance policies to cover its activities on the Property (including, the inspection, start-up, testing and operation of the Refrigeration System) and to keep the Property free and clear of all mechanics’ and materialmen’s liens or other liens arising out of any of its activities or those of its representatives, agents or contractors. At least two (2) business days before entering on the Property, Purchaser shall deliver to Seller a certificate of insurance evidencing insurance coverage in compliance with the terms of this Subsection 4(B.)(3). Purchaser shall maintain and keep in effect, at Purchaser’s sole expense, at all times during the period of this Escrow, a comprehensive liability insurance policy having a combined liability limit of at least Five Million Dollars ($5,000,000) and property damage limits of at least Two Million Dollars ($2,000,000). The insurance policy shall be primary and noncontributing with any insurance which may be carried by Seller, and shall name Seller as an additional insured. The insurance policy shall also provide that it may not be canceled or modified without at least thirty (30) days prior written notice to Seller.

(4) Purchaser agrees to indemnify, defend and hold Seller and its members, agents (and their respective members, officers, directors, shareholders, partners, principals, subsidiaries, employees, attorneys, contractors and agents) (collectively, the “Seller Parties”) harmless from any and all injuries (including bodily injury and property damage), losses, liens, claims, judgments, liabilities, costs, expenses and/or damages (including reasonable attorneys’ fees and court costs) sustained by or threatened against Seller Parties which result from or arise out of any testing or inspections by Purchaser or its representatives pursuant to this Section 4(B.) and/or the operation of the Refrigeration System until the Close of Escrow or termination of this Agreement; provided, however, Purchaser shall not be liable prior to the Closing for discovering or remediating any hazardous materials on the Property. Subject to the foregoing, Purchaser agrees to return the Property to substantially the same condition in which the Property was prior to Purchaser’s making any inspection.

(5) Purchaser shall provide to Seller, within five (5) business days following Purchaser’s receipt thereof, copies of all reports, studies, test results and similar data obtained by Purchaser in the course of its due diligence investigation (other than confidential attorney client or attorney work product privileged documents or information relating to analysis of usability or feasibility of the Property or work product, marketing studies, and information relating to Purchaser itself) relating in any way to the Property if there is no prohibition against such delivery in the contract between Purchaser and the entity preparing the report, study, test result, or other data, and there is no charge for delivery of such reports to Seller (unless Seller agrees to pay the charge). For the purpose of this paragraph environmental reports and studies shall not be deemed to be privileged or confidential. PURCHASER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER TO SELLER AS TO THE ACCURACY OR COMPLETENESS OF THE CONTENT OF ANY DOCUMENTS OR OTHER INFORMATION DELIVERED TO SELLER PURSUANT TO THIS AGREEMENT THAT WERE PREPARED BY THIRD PARTIES, INCLUDING, WITHOUT LIMITATION, THE ACCURACY OR COMPLETENESS OF THE CONTENT OF THE DUE DILIGENCE DOCUMENTS THAT WERE PREPARED BY THIRD PARTIES; PROVIDED, HOWEVER, SELLER KNOWS OF NO FACT OR CIRCUMSTANCE THAT WOULD MAKE SUCH DOCUMENTS OR OTHER INFORMATION FALSE OR MISLEADING.

C. Objection, Cure and Waiver Rights. Purchaser shall, no later than 5:00 p.m. (California time) on the Contingency Termination Date, notify Seller, in writing and in the manner set forth in Section 15, of Purchaser’s objections relating to any matters set forth above and setting forth the reasons therefor or Purchaser’s determination, to be made in Purchaser’s sole and absolute discretion, for any reason or no reason, to not purchase the Property and to terminate this Agreement and the Escrow (“Purchaser’s Objections”). Upon the expiration of the Contingency Period, except for Purchaser’s Objections if they are raised on or before the last day of the Contingency Period and delivered in accordance with Section 15, Purchaser shall be deemed to have accepted each and every aspect of the Property. If Purchaser, in its sole and absolute discretion, does not disapprove the form and substance of the Survey, all matters shown thereon, all exceptions to the Title Report and other items shown thereon, on or before the last day of the Contingency Period, then all such matters shall be included in the term “Permitted Encumbrances” as used herein. Upon receipt of notice of any Purchaser’s Objection that is curable, Seller shall have the right, to be exercised within five (5) business days of receipt of Purchaser’s notice, to notify Purchaser in writing that it intends to cure any such disapproved matter that is curable. Failure of Seller to deliver a written notice to Purchaser that it intends to cure any of Purchaser’s Objection(s) that are curable within such five (5) business day period shall constitute Seller’s refusal to cure said matter(s). Purchaser shall thereupon have three (3) business days in which to notify Escrow Holder and Seller in writing that Purchaser waives its previous disapproval. Failure to provide such notice shall constitute Purchaser’s unwillingness to waive said disapproved matter, Escrow shall thereupon automatically terminate, and neither party shall have any further liability or obligation to the other except for Purchaser’s obligations which are expressly stated to survive. If Seller has elected to cure any matter disapproved by Purchaser, Seller shall thereupon commence to cure said matter, and shall have until the Close of Escrow to cure such matter. In the event Seller provides written notice stating Seller’s intention to cure any of Purchaser’s Objection(s) and Seller fails to cure said matter by the scheduled Close of Escrow, Purchaser shall have the right by providing written notice within three (3) days after the scheduled Close of Escrow to either (i) waive such Purchaser’s Objection, or (ii) terminate the Escrow, and neither party shall have any further liability or obligation to the other except for Purchaser’s obligations which are expressly stated to survive. In the event Purchaser fails to provide said written notice of termination or waiver within said three (3) day period, the Escrow shall terminate as provided above. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser may, within the Contingency Period, deliver to Seller notice of Purchaser’s election, in its sole and absolute discretion, not to proceed to the Closing for any reason or no reason, in which event the Escrow shall terminate, and neither party shall have any further liability or obligation to the other except for Seller’s and Purchaser’s obligations which are expressly stated to survive. If Purchaser’s Objection is a determination, in its sole and absolute discretion, that it does not elect to purchase the Property for a non-curable reason or for no reason, the notice and cure procedure for Seller’s cure of a Purchaser’s Objection set forth above shall not apply.

Within five (5) business days following any termination of Escrow pursuant to this Agreement, Purchaser shall deliver to Seller without additional consideration and free of claims of third parties, all information, studies and Due Diligence Reports Purchaser or any agent of Purchaser has obtained with respect to the Property or the condition of the Property and all of the Property Documents so long as there is no prohibition against such delivery in the contract between Purchaser and the entity preparing the report, study, test result, or other data, and no charge for providing the reports to Seller (unless Seller agrees to pay such charge); provided, however, Purchaser shall not deliver to Seller confidential attorney client or attorney work product privileged documents or information (excepting environmental reports even if marked confidential attorney-client privileged or attorney work product privileged) relating to analysis of usability or feasibility of the Property or work product, marketing studies, and information relating to Purchaser itself. PURCHASER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER TO SELLER AS TO THE ACCURACY OR COMPLETENESS OF THE CONTENT OF ANY DOCUMENTS OR OTHER INFORMATION DELIVERED TO SELLER PURSUANT TO THIS AGREEMENT THAT WERE PREPARED BY THIRD PARTIES, INCLUDING, WITHOUT LIMITATION, THE ACCURACY OR COMPLETENESS OF THE CONTENT OF THE DUE DILIGENCE DOCUMENTS THAT WERE PREPARED BY THIRD PARTIES; PROVIDED, HOWEVER, SELLER KNOWS OF NO FACT OR CIRCUMSTANCE THAT WOULD MAKE SUCH DOCUMENTS OR OTHER INFORMATION FALSE OR MISLEADING.

5. Title Insurance Policy.

Upon the transfer of the Property, Escrow Holder shall cause title to the Property to be insured effective as of Closing by a CLTA owner’s policy of title insurance (“Title Policy”) issued by the Title Company with liability in the amount of the Purchase Price, insuring title to the Property to be vested in Purchaser, subject only to current real estate taxes and assessments not delinquent and the Permitted Encumbrances; provided, however, that Purchaser may request that the foregoing policy be an ALTA Extended Coverage owner’s policy so long as (i) a survey acceptable to the Title Company has been obtained, at Purchaser’s expense, or Purchaser agrees to a waiver to the survey coverage; (ii) Purchaser pays the cost of the ALTA Policy in excess of the cost of the CLTA Policy, and (iii) there is no delay in the Close of Escrow due to Purchaser’s request to obtain an ALTA policy. The issuance of the Title Policy shall be in lieu of any express or implied warranty of Seller concerning title to the Property (except those contained in or from the Grant Deed). Except to the extent of any withholding of information by Seller to Purchaser and Title Company as to the condition of title (i.e., actual knowledge of unrecorded easements or encroachments or claims of ownership or rights to possession or use), Purchaser agrees that its only remedy arising by reason of any defect in title shall be against the Title Company. Purchaser’s acceptance of the Grant Deed from Seller for the Property at the Closing and the issuance of a Title Policy to Purchaser by the Title Company at the Closing shall conclusively establish that Seller conveyed title to the Property to Purchaser as required by this Agreement and shall discharge in full Seller’s obligations under this Section 5 hereof with respect to title to the Property, in the absence of fraud.

Seller shall indemnify, defend, and hold harmless Purchaser, its officers, directors, and employees, and the Property, from and against any claim, obligation, liability, lawsuit, demand, loss or cost (including, without limitation, reasonable attorneys’ fees and costs) as a result of claims by Tesco that funds are owing to Tesco as a result of the Tesco Deed of Trust.

6. Covenants of Purchaser.

A. Purchaser covenants and agrees with Seller that prior to the Closing, Purchaser will not unreasonably interfere with or hinder the operation of the Property prior to the delivery of possession thereof to Purchaser following the Closing hereunder. Subject to the terms of Section 4 above, Purchaser, its employees, contractors, consultants, third party inspectors, agents, and representatives shall have reasonable access to the Property for undertaking Purchaser’s due diligence, including physical inspections.

B. Except as provided in Section 4.B. above, Purchaser shall not have the right to (i) enter into any contract, agreement or commitment with respect to the Property or any development thereof; (ii) undertake any on-site development work which is intrusive in nature, such as the removal or movement of any soil; or (iii) undertake any activity which could result in the assertion of any mechanics’, materialmens’ or similar liens or claims against the Property or any portion thereof.

7. Covenants of Seller.

During the period from the Opening of Escrow until the earlier of termination of this Agreement or the Close of Escrow, Seller agrees to the following:

A. Seller shall not cause to exist any encumbrance, charge or lien or allow any easements affecting all or any portion of the Property to be placed upon the Property unless such encumbrance, charge, lien or easement is in effect as of the date of this Agreement and shown in the Title Report or unless such encumbrance, charge, lien or easement has been approved in writing by Purchaser or will be removed by Seller prior to the Close of Escrow.

B. Following the Contingency Termination Date, Seller shall not enter into any service, management or other contract relating to the Property which will survive the

Close of Escrow without the prior written consent of Purchaser, which consent will not be unreasonably withheld. With respect to Purchaser’s consent, Purchaser shall be required to provide its consent within five (5) days following a request. If Purchaser fails to provide Seller with notice of response, Purchaser shall be deemed to have approved any such service contract or modification to service contract. Notwithstanding the foregoing, Seller may negotiate backup offers for the sale of the Property from the date of the execution of this Agreement until the Close of Escrow or the termination of this Agreement so long as such back-up offers are not accepted by Seller and do not interfere with Purchaser’s rights to conduct its due diligence or close under this Agreement

C. Seller shall not sell or remove any of the Included FF&E from the Improvements or the Land. At any time after the twentieth (20th) day after the date of mutual execution of this Agreement, Seller may sell or remove any of the Excluded FF&E. Purchaser and Seller have together inspected all of the FF&E located at the Property and have agreed as to all items of Included FF&E. As soon as reasonably possible, but in any event on or before the twentieth (20th) day after the mutual execution of this Agreement, Purchaser shall have tagged each item that will be an item of Included FF&E, the parties will document the list of Included FF&E and Excluded FF&E, in accordance with the agreed to tagged items and attach the itemizations as Exhibits “B-1” and “B-2”. Seller shall notify Purchaser not less than five (5) days in advance of removing any Excluded FF&E from the Property, and Purchaser may elect to be present at such time of removal; provided, however, Purchaser shall not delay the scheduled day of removal.

D. Prior to the Close of Escrow, Seller shall have repaired the water leak which is believed to be coming from a water heater (which is to be repaired or replaced), shall have replaced or repaired to a commercially reasonable condition all observable damage to the floors, walls, molding, or other portions of the Improvements that were damaged by the water leak (which is believed to affect two floors of the building), shall have examined the area for and remediated any indications of mold, and shall assign to Purchaser all warranties for the repair of the water heater and the repair of portions of the Improvements damaged by the water leak.

8. Representations of Seller.

A. Seller represents to Purchaser as of the date hereof that:

(1) Seller is a limited liability company duly formed, validly existing, the execution and delivery by Seller of, and Seller’s performance under, this Agreement are within Seller’s powers and have been duly authorized by all requisite action, and the person executing this Agreement on behalf of Seller has the authority to do so.

(2) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to laws applicable generally to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting or limiting the right of contracting parties generally.

(3) The execution, delivery and performance by Seller of this Agreement: (A) does not and will not violate any provision of the organizational documents of Seller; (B) does not and will not violate any law or permit applicable to Seller or require Seller to obtain any approval, consent or waiver of, or make any filing with, any governmental authority which has not been obtained or made; and (C) does not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any contract by which Seller is bound.

(4) To Seller’s knowledge, as of the date of this Agreement, the Property is not the subject of any condemnation or similar proceeding, and Seller has not received written notice of any environmental, zoning, redevelopment agency plan or other land use regulation proceedings which could reasonably be expected to detrimentally affect the value, use and operation of the Property, and to Seller’s knowledge, as of the date of this Agreement, no such condemnation or other similar or above-described proceeding is threatened or pending.

(5) Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

(6) Seller (a) is not in receivership or dissolution; (b) has not made any assignment for the benefit of creditors; (c) has not admitted in writing its inability to pay its debts as they mature; (d) has not been adjudicated a bankrupt; (e) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the Federal Bankruptcy Law or any other similar law or statute of the United States or any state, or (f) does not have any such petition described in Subparagraph (e) above filed against Seller.

(7) Except as set forth in Section 14 hereof, Seller has not authorized any broker or finder to act on its behalf in connection with the sale and purchase hereunder and Seller has not dealt with any broker or finder purporting to act on behalf of Seller or otherwise.

(8) Except as disclosed on Schedule 8.A.(8) attached hereto, there are no contracts or agreements, written or oral, for any services related to the Property or that obligate the owner of the Property to pay for any goods or services in connection with its ownership or use or occupancy of the Property that will survive the Close of Escrow. There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Property that will survive the Close of Escrow.

(9) There are no outstanding options or rights of first refusal to purchase or lease the Property, or any portion thereof or interest therein.

(10) As of the Close of Escrow, all Included FF&E will be owned free and clear of any liens and encumbrances.

(11) Seller has provided to Purchaser a written disclosure and a description of all material physical defects of the Property of which Seller has actual knowledge (without any duty of inquiry or investigation), including without limitation, defects in the physical aspects of the Improvements and building systems (including HVAC, roof, plumbing, loading doors, electrical and lighting systems, life safety systems, security systems and mechanical equipment) geological or drainage or soil problems, leakage and other information that a reasonably prudent buyer would consider material, and including any non-confidential correspondence, reports and disclosures in the possession or under the control of Seller related to the condition of the Property.

(12) Except as set forth on Schedule 8.A.(12) attached hereto, Seller has no actual knowledge (without any duty of inquiry or investigation) of any aspect or condition of the Property which materially violates applicable laws, rules, regulations, codes or covenants, conditions or restrictions, or of improvements or alterations made to the Property without a permit where one was required, or of any unfulfilled order or direction of any applicable government agency or of any casualty insurance company that any work of investigation, remediation, repair, maintenance or improvement is to be performed on the Property (which has not been performed).

(13) Except as set forth on Schedule 8.A.(13) attached hereto, Seller has no actual knowledge (without any duty of inquiry or investigation) of the past or present existence of any above or below ground storage tanks on the Property or of the current existence on the Property of asbestos, transformers containing PCB’s, or any hazardous, toxic substance whose nature and/or quantity of existence, use, manufacture or effect render it subject to federal, state, or local regulation, investigation, remediation or removal as potentially injurious to public health or welfare or the environment. Seller has no knowledge of the existence on the Property of hazardous levels of any mold or fungi defined as toxic under applicable state or federal law.

(14) Seller has no knowledge that any actions, suits or proceedings are pending or threatened before any court, arbitration tribunal, governmental department, commission, board, bureau, agency or instrumentality that would affect the Property or the right or ability of Seller to convey the Property, or the ability of Purchaser to occupy or utilize the Property.

(15) As of the Close of Escrow, the Improvements shall consist of a functioning food-grade refrigerated warehouse that is capable of cooling and maintaining, on a reliable, consistent, and efficient basis, temperatures of 34 to 36 degrees F. on a 24 hour per day, 7 day per week basis during all outdoor temperature ranges for the entire 100,000 square feet of the refrigerated portion of the building.

(16) As of the Close of Escrow, the water leak as described above has been repaired in a good and workman like manner and all damage to the floors, walls, molding and other portions of the Improvements that were damaged by the water leakage have been totally and completely repaired; that there were no known signs of mold discovered in connection therewith or that any known mold has been remediated; and there are no outstanding bills or claims with respect to any of such work.

B. As used in this Section 8, the term “to Seller’s knowledge” (i) shall mean and apply to the actual knowledge of Steve Mortensen (the “Involved Party”), who is the person currently with Seller who is most knowledgeable about the Property and not to any other parties, (ii) shall mean the actual knowledge of such Involved Party, without any duty of investigation or inquiry of any kind; (iii) shall not mean such Involved Party is charged with knowledge of the acts, omissions and/or knowledge of the predecessors in title to the Property or with knowledge of the acts, omissions and/or knowledge of Seller’s agents or employees; and (iv) shall not apply to or be construed to apply to information or material which may generally or incidentally be in the possession of Seller, but which is not actually known to the Involved Party. Nothing herein shall be construed to imply or mean that the Involved Party has any personal liability for a breach of a representation or warranty.

C. If Purchaser is aware that any of the representations contained in Section 8.A. above are not true and correct as of the date hereof or at Closing, Purchaser shall allow Seller thirty (30) days after its written notice within which to cure such breach; it being acknowledged by the parties that Seller shall only be permitted to cure a false representation by either (i) curing the underlying matter giving rise to such false representation (i.e., by causing an undisclosed item to be terminated rather than simply disclosing such undisclosed item) or (ii) causing the Title Company to insure over any false representation which related to title to the Property. If Seller fails to cure such breach within thirty (30) days after written notice thereof, Purchaser’s sole remedy (subject to Section 8.D. below) shall be to: (i) waive such misrepresentations and close this transaction, or (ii) terminate this Agreement by written notice thereof to Seller and to Escrow Holder and the Deposit and Purchaser’s Refrigeration Testing Fund Deposit shall be returned to Purchaser and Escrow Holder shall deliver to Purchaser from Seller’s Refrigeration Testing Fund Deposit the amount of Purchaser’s actual, documented, out of pocket Refrigeration Testing Costs in which event the parties shall have no further right or obligation hereunder except for Seller’s and Purchaser’s obligations which are expressly stated to survive. Purchaser hereby acknowledges and agrees that, upon the Close of Escrow, any claim of Purchaser that any representation of Seller herein is not true and correct shall be automatically waived in full by Purchaser, provided the information or basis from which any such claim arises is proved to have been known to Purchaser on or prior to the Closing.

D. The representations of Seller set forth in Section 8.A. herein shall survive the Close of Escrow for a period of one (1) year. Any claim of Purchaser based on an alleged breach or failure of any of Seller’s representations of which Purchaser had no knowledge as of the Closing or any other claim by Purchaser against Seller in connection with this transaction shall be made within one (1) year following the Closing or shall automatically be null, void and of no force or effect whatsoever and Purchaser’s remedies for any such claims (exclusive of claims related to the Refrigeration System for which there is a separate Refrigeration System Escrow Holdback in Escrow and except with respect to claims for Seller’s fraud and except for matters of reimbursement for cost and expenses as expressly set forth in this Agreement) shall be limited to recovery of actual damages not to exceed Two Million Dollars ($2,000,000). In the event the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if Purchaser knew that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Purchaser nevertheless closes hereunder. For purposes hereof, a claim shall be deemed “made” only upon an official filing of an action with respect to such claim with a court of competent jurisdiction. Notwithstanding the foregoing, any claim of Purchaser based on Seller’s alleged fraud (including fraudulent conveyances) shall be made within the applicable statute of limitations and there shall be no cap on damages based on such claim(s).

9. Representations and Releases Provided By Purchaser.

A. Purchaser represents to Seller as of the date hereof that:

(1) Purchaser is a corporation duly formed, validly existing, the execution and delivery by Purchaser of, and Purchaser’s performance under, this Agreement are within Purchaser’s corporate powers and have been duly authorized by all requisite action, and the person executing this Agreement on behalf of Purchaser has the corporate authority to do so.

(2) This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to laws applicable generally to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting or limiting the rights of contracting parties generally.

(3) The execution, delivery and performance by Purchaser of this Agreement: (A) does not and will not violate any provision of the organizational documents of Purchaser; (B) does not and will not violate any law or permit applicable to Purchaser or require Purchaser to obtain any approval, consent or waiver of, or make any filing with, any governmental authority which has not been obtained or made, except as would not reasonably be expected to prevent, impair or materially delay the ability of Purchaser to consummate the transactions contemplated hereby; and (C) does not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any contract by which Purchaser is bound, except as would not reasonably be expected to prevent, impair or materially delay the ability of Purchaser to consummate the transactions contemplated hereby.

(4) Purchaser (a) is not in receivership or dissolution, (b) has not made any assignment for the benefit of creditors, (c) has not admitted in writing its inability to pay its debts as they mature, (d) has not been adjudicated a bankrupt, (e) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law, or any other similar law or statute of the United States or any state, or (f) does not have any such petition described in (e) above filed against Purchaser.

(5) Purchaser has not authorized any broker or finder to act on its behalf in connection with the sale and purchase hereunder and Purchaser has not dealt with any broker or finder purporting to act on behalf of Purchaser or otherwise.

B. If Seller is aware that any of the representations contained in Section 9.A. are not true and correct as of the date hereof or at Closing, Seller may, at its option, (i) waive such misrepresentations and close this transaction, or (ii) terminate this Agreement by written notice thereof to Purchaser and to Escrow Holder and the Deposit shall be paid to Seller, in which event the parties shall have no further right or obligation hereunder except for Purchaser’s obligations which are expressly stated to survive. Seller hereby acknowledges and agrees that, upon the Close of Escrow, any claim of Seller that any representation of Purchaser herein is not true and correct shall be automatically waived in full by Seller, provided the information or basis from which any such claim arises is proven to have been known to Seller on or prior to the Closing.

C. The representations of Purchaser set forth in Section 9.A. herein shall survive the Close of Escrow for a period of one (1) year. Any claim of Seller based on an alleged breach or failure of any of Purchaser’s representations of which Seller had no knowledge as of the Closing or any other claim by Seller against Purchaser in connection with this transaction shall be made within one (1) year following the Closing or shall automatically be null, void and of no force or effect whatsoever. Upon the Closing, any claim by Seller based on an alleged breach or failure of any of Purchaser’s representatives of which Seller is proven to have had knowledge will be waived. For purposes hereof, a claim shall be deemed “made” only upon an official filing of an action with respect to such claim with a court of competent jurisdiction. Notwithstanding the foregoing, any claim of Seller based on Purchaser’s fraud must be made within the applicable statute of limitations.

D. PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN THE LIMITED REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 8.A HEREOF OR ELSEWHERE HEREIN, AND ANY WARRANTIES CONTAINED IN ANY ANCILLARY DOCUMENTS EXECUTED BY SELLER IN CONNECTION WITH THIS AGREEMENT (INCLUDING THE STATUTORY REPRESENTATIONS AND WARRANTIES CONTAINED IN THE GRANT DEED) (COLLECTIVELY, THE “SURVIVING REPRESENTATIONS”), SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. PRIOR TO THE EXPIRATION OF THE CONTINGENCY PERIOD, PURCHASER WILL HAVE HAD THE OPPORTUNITY TO CONDUCT ANY AND ALL INSPECTIONS OF THE PROPERTY TO ITS FULL AND COMPLETE SATISFACTION. PURCHASER ACKNOWLEDGES THAT IT IS FULLY CAPABLE OF EVALUATING THE PROPERTY’S SUITABILITY FOR PURCHASER’S INTENDED USE. THE PROPERTY IS BEING SOLD AND CONVEYED HEREUNDER AND, UNLESS PURCHASER TERMINATES THIS AGREEMENT IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE CONTINGENCY PERIOD, PURCHASER AGREES TO ACCEPT THE PROPERTY “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” AND

SUBJECT TO ANY CONDITION WHICH MAY EXIST AND ANY MATTER THAT MAY BE DISCLOSED BY A PHYSICAL INSPECTION OR SURVEY OF THE PROPERTY, WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER EXCEPT FOR THE SURVIVING REPRESENTATIONS. SELLER SHALL REASONABLY REPAIR ANY DAMAGE TO THE PROPERTY CAUSED BY ITS REMOVAL OF ANY OF THE EXCLUDED FF&E. THE PURCHASE PRICE IS A NEGOTIATED PURCHASE PRICE REPRESENTING THE FACT THAT THE PROPERTY IS BEING PURCHASED BY PURCHASER ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS AND SUBJECT ONLY TO THE SURVIVING REPRESENTATIONS. PURCHASER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT (i) PURCHASER SHALL BE SOLELY RESPONSIBLE FOR DETERMINING THE STATUS AND CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, SURVEY MATTERS, ENVIRONMENTAL CONDITIONS, ENVIRONMENTAL REGULATIONS, ZONING CLASSIFICATIONS, BUILDING REGULATIONS AND GOVERNMENTAL ENTITLEMENT AND DEVELOPMENT REQUIREMENTS APPLICABLE TO THE PROPERTY AND PURCHASER WILL HAVE THE OPPORTUNITY TO HAVE, PRIOR TO THE EXPIRATION OF THE CONTINGENCY PERIOD, THOROUGHLY INSPECTED AND EXAMINED THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY PURCHASER IN ORDER TO ENABLE PURCHASER TO EVALUATE THE PURCHASE OF THE PROPERTY AND (ii) PURCHASER IS RELYING SOLELY UPON SUCH INSPECTIONS, EXAMINATION, AND EVALUATION OF THE PROPERTY BY PURCHASER IN PURCHASING THE PROPERTY ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS (OTHER THAN THE SURVIVING REPRESENTATIONS), WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE. PURCHASER HEREBY WAIVES AND RELINQUISHES ALL RIGHTS AND PRIVILEGES ARISING OUT OF, OR WITH RESPECT OR IN RELATION TO, ANY REPRESENTATIONS (OTHER THAN THE SURVIVING REPRESENTATIONS), WARRANTIES OR COVENANTS, WHETHER EXPRESS OR IMPLIED, WHICH MAY HAVE BEEN MADE OR GIVEN, OR WHICH MAY BE DEEMED TO HAVE BEEN MADE OR GIVEN, BY SELLER. PURCHASER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXCLUDED FROM THE TRANSACTION CONTEMPLATED HEREBY, AS ARE ANY WARRANTIES ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, AND THAT SELLER HAS NOT WARRANTED, AND DOES NOT HEREBY WARRANT, THAT THE PROPERTY NOW OR IN THE FUTURE WILL MEET OR COMPLY WITH THE REQUIREMENTS OF ANY LAW OR REGULATION OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR JURISDICTION. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER HEREBY ASSUMES ALL RISK AND LIABILITY (AND AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL, OR OTHER DAMAGES) RESULTING OR ARISING FROM OR RELATING TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR, OR OPERATION OF THE PROPERTY

EXCEPT IN THE CASE OF A SURVIVING REPRESENTATION THAT IS NOT ACCURATE AND THAT IS NOT PROVEN TO HAVE BEEN KNOWN BY PURCHASER PRIOR TO THE CLOSE OF ESCROW. PURCHASER ACKNOWLEDGES AND AGREES THAT THE SALE PROVIDED FOR HEREIN IS MADE WITHOUT ANY WARRANTY BY SELLER, EXCEPT FOR THE SURVIVING REPRESENTATIONS, AS TO THE NATURE OR QUALITY OF THE PROPERTY; THE DEVELOPMENT POTENTIAL OF THE PROPERTY; THE PRIOR HISTORY OF OR ACTIVITIES ON THE PROPERTY; THE QUALITY OF LABOR AND/OR MATERIALS INCLUDED IN ANY OF THE IMPROVEMENTS; THE FITNESS OF THE PROPERTY FOR AND/OR THE SOIL CONDITIONS EXISTING AT THE PROPERTY FOR ANY PARTICULAR PURPOSE OR DEVELOPMENT POTENTIAL; THE PRESENCE OR SUSPECTED PRESENCE OF HAZARDOUS WASTE OR SUBSTANCES ON, ABOUT, OR UNDER THE PROPERTY OR THE IMPROVEMENTS; THE STATUS OF ANY WASTEWATER DISCHARGE PERMIT COMPLIANCE OR THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY THE EXECUTION HEREOF PURCHASER HEREBY ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY, OR THE TRANSACTION CONTEMPLATED HEREIN, OR REGARDING THE ZONING, CONSTRUCTION, PHYSICAL CONDITION OR OTHER STATUS OF THE PROPERTY, AND NO REPRESENTATION, WARRANTY, AGREEMENT, STATEMENT, GUARANTY OR PROMISE, IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER WHICH IS NOT CONTAINED HEREIN SHALL BE VALID OR BINDING UPON SELLER.

E. UPON THE CLOSING, OTHER THAN WITH RESPECT TO A BREACH OF A SURVIVING REPRESENTATION OF SELLER, PURCHASER AGREES TO RELEASE THE SELLER PARTIES FROM ANY AND ALL CLAIMS, JUDGMENTS, LIABILITIES, PENALTIES, FINES, COSTS, EXPENSES OR DAMAGES WHICH IN ANY WAY AND AT ANY TIME RELATE TO OR ARISE FROM, DIRECTLY OR INDIRECTLY, THE PROPERTY OR SELLER’S OWNERSHIP THEREOF (EXCEPT THAT PURCHASER IS NOT RELEASING SELLER PARTIES FROM PURCHASER’S ABILITY TO PURSUE CROSS-CLAIMS AND COUNTERCLAIMS AGAINST SELLER PARTIES RESULTING FROM THIRD PARTY AND GOVERNMENTAL ACTIONS OR PROCEEDINGS AGAINST PURCHASER FOR MATTERS OCCURRING DURING OR PRIOR TO SELLER’S OWNERSHIP OF THE PROPERTY). PURCHASER ACKNOWLEDGES THAT IT IS FAMILIAR WITH AND VOLUNTARILY WAIVES ANY RIGHT OR BENEFIT ARISING FROM SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Purchaser:	Seller:

CALAVO GROWERS INC.,	FRESH FOODS, LLC,
a California corporation	a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

F. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, THE PROVISIONS SET FORTH IN SECTIONS 9.D. AND 9.E. SHALL SURVIVE THE CLOSE OF ESCROW.

10. Condemnation.

Promptly upon obtaining knowledge of the institution of the proceedings for the condemnation of any part of the Property, Seller or Purchaser will notify the other of the pendency of such proceedings. In the event of the condemnation of any portion of the Property or the sale of any portion of the Property in lieu of condemnation prior to the Closing which would not cause the remainder of the Property to no longer be reasonably suitable for Purchaser’s intended use, this Agreement shall remain in full force and effect (unless terminated by Purchaser during the Contingency Period), and Purchaser shall take title to the remainder of the Property with the assignment of such proceeds and subject to such condemnation and without reduction in the Purchase Price; provided, however, that if any such proceeding is reasonably likely to result in the remainder of the Property no longer being reasonably suitable for Purchaser’s intended use, then Purchaser may terminate this Agreement by notice in writing to Seller within ten (10) business days following the date on which Purchaser received notice from Seller or otherwise became aware of such condemnation of the Property or conveyance in lieu thereof, in which event the Deposit shall be returned to Purchaser and the parties shall have no further right or obligation hereunder except for Purchaser’s obligations which are expressly stated to survive. If Purchaser does not elect to terminate within said ten (10) business day period, Purchaser shall be deemed to waive all rights to terminate pursuant to this provision and this Agreement shall remain in full force and effect, without reduction in the Purchase Price, but with any condemnation proceeds being assigned to Purchaser. Seller and Purchaser agree that California Civil Code Section 1662 shall not be applicable to this transaction.

11. Risk of Loss.

Except as expressly provided in this Agreement to the contrary, all risk of loss of any kind concerning the Property shall be borne exclusively by Seller until the Close of Escrow. In the event of damage or destruction to a material portion of the Property whether or not it would cause the remainder of the Property to no longer be reasonably suitable for Purchaser’s intended use, at any time prior to the Close of Escrow, Seller shall immediately give Purchaser notice thereof and then Purchaser shall elect, by delivering a written notice to Seller within five (5) business days of its receipt of notice from Seller of such damage, either: (y) to terminate this Agreement in which event Purchaser and Seller shall share equally all Escrow costs, the Deposit shall be returned to Purchaser and neither party shall have any further obligation to the other, except for Seller’s and Purchaser’s obligations which are expressly stated to survive, or (z) to proceed with the purchase of the Property and consummate this Agreement in accordance with its terms. Purchaser’s failure to deliver to Seller notice of its election within the 5 business-day period shall be deemed Purchaser’s election to not proceed with the purchase of the Property. If Purchaser elects option (z), Seller shall, at the Closing, assign to Purchaser Seller’s right, if any, to receive any insurance proceeds payable in connection with such damage or destruction unless such damage or destruction has been repaired. Nothing set forth herein affects or negates Purchaser’s right to terminate this Agreement for any reason, including an event of damage or destruction, prior to the Contingency Termination Date.

12. Prorations and Costs.

A. All real estate taxes relating to the Property shall be prorated as of 12:01 am (California time) on the Closing Date (such that all taxes, costs and expenses accruing on the Closing Date shall be charged to Purchaser and all income and revenue from the Property (if any) on the Closing Date shall be for the account of Purchaser). If Closing shall occur before the actual taxes for the then current year are known, the apportionment of taxes shall be upon the basis of taxes for the Property for the immediately preceding year, provided that, if the taxes for the current year are thereafter determined to be more or less than the taxes for the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly shall adjust the proration of such taxes and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment. All special taxes or assessments due and payable prior to the Closing Date shall be prorated as of 12:01 am on the Closing Date, and those due and payable after the Closing Date shall be paid by Purchaser. All taxes, whether retroactive or not, imposed as a result of this transaction (but not the transaction pursuant to which Seller acquired the Property) or due to a change in the use of the Property after Closing, from the use prior to Closing, shall be paid by Purchaser.

B. The present insurance coverage and public utility service on the Property shall be terminated as of the Closing Date. Accordingly, there shall be no proration of insurance premiums or public utility bills.

C. All income from, and expenses of, the Property, including but not limited to operating expenses, maintenance charges and service charges, shall be prorated as of 12:01 a.m. (California time) on the Closing Date. The parties hereby agree to fully cooperate with each other for a period of sixty (60) days following the Closing to correctly adjust and prorate all costs and expenses which cannot be accurately adjusted and prorated as of the Closing.

D. Documentary transfer taxes and local transfer or conveyance taxes, if any, shall be paid by Seller.

E. Sales tax, if any, on the Included FF&E shall be paid by Purchaser and Purchaser shall defend and indemnify Seller with respect thereto.

F. Any escrow fee charged by the Escrow Holder shall be paid one-half (1/2) by Seller and one-half (1/2) by Purchaser. Purchaser shall pay the fee for the recording of the Grant Deed. Seller shall pay for the cost of a CLTA owner’s policy of title insurance. The additional premium for ALTA coverage or for any additional title insurance requested by Purchaser shall be at Purchaser’s sole cost and expense. Except as otherwise provided in this Agreement, all costs related to satisfying any “due diligence” requirements or requests which Purchaser deems necessary in its analysis of the Property shall be the sole obligation of Purchaser. Each party shall be responsible for the payment of its own attorneys’ fees incurred in connection with the transaction which is the subject of this Agreement.

G. The obligations of Seller and Purchaser under this Section 12 shall survive the Closing.

13. Remedies.

A. IN THE EVENT THAT SELLER SHALL FAIL TO CONSUMMATE THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DUE TO A DEFAULT BY SELLER THAT RESULTS IN THE INABILITY TO PROCEED TO CLOSING, PURCHASER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY EITHER (i) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT AND PURSUE SELLER FOR ACTUAL DAMAGES, INCLUDING ALL REASONABLE AND DOCUMENTED OUT-OF-POCKET COSTS INCURRED BY PURCHASER IN CONNECTION WITH THE INSPECTION, TESTING AND OPERATION OF THE REFRIGERATION SYSTEM; PROVIDED, HOWEVER, EXCEPT WITH RESPECT TO A CLAIM FOR FRAUD (INCLUDING FRAUDULENT CONVEYANCE), IN NO EVENT SHALL PURCHASER BE ENTITLED TO A RECOVERY OR CLAIM AGAINST PURCHASER FOR ACTUAL DAMAGES IN EXCESS OF AN AMOUNT EQUAL TO TWO MILLION DOLLARS ($2,000,000) AND SELLER SHALL NOT BE LIABLE TO PURCHASER FOR ANY PUNITIVE, SPECULATIVE OR CONSEQUENTIAL DAMAGES; OR (ii) BRING AN ACTION FOR SPECIFIC PERFORMANCE OF THIS AGREEMENT OR ANY OTHER EQUITABLE RELIEF WHATSOEVER, WITHOUT PROVING DAMAGES OR POSTING A BOND OR OTHER SECURITY, AND WITHOUT WAIVING THE RIGHT TO MONETARY DAMAGES. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT IT SHALL NOT HAVE ANY REMEDY WHATSOEVER AGAINST SELLER FOR ANY DEFAULT BY SELLER UNDER THIS AGREEMENT UNLESS PURCHASER IS IN FULL COMPLIANCE WITH ALL THE TERMS AND CONDITIONS HEREOF WITH WHICH PURCHASER IS REQUIRED TO COMPLY AT THE TIME OF SELLER’S DEFAULT (I.E., IF SELLER HAS SOLD THE PROPERTY TO ANOTHER PARTY, PURCHASER IS NOT REQUIRED TO DELIVER THE PURCHASE PRICE INTO ESCROW IN ORDER TO PURSUE ITS REMEDIES, BUT MAY BE REQUIRED TO SHOW EVIDENCE OF ABILITY TO PERFORM). SELLER ACKNOWLEDGES AND AGREES THAT NO TECHNICAL

OR NON-MATERIAL DEFAULT BY PURCHASER THAT DOES NOT RESULT IN THE INABILITY OF SELLER TO SELL THE PROPERTY UNDER THIS AGREEMENT SHALL IN ANY WAY AFFECT ANY RIGHTS OR REMEDIES OF PURCHASER AGAINST SELLER HEREUNDER AND THAT THIS LIQUIDATED DAMAGES PROVISION SHALL NOT APPLY IN SUCH CASE.

NOTHING CONTAINED IN THIS PARAGRAPH SHALL SERVE TO WAIVE OR OTHERWISE LIMIT PURCHASER’S RIGHTS TO OBTAIN FROM SELLER ALL COSTS AND EXPENSES OF ENFORCING THIS LIQUIDATED DAMAGE PROVISION, INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPERT COSTS AND FEES, PURSUANT TO SECTION 17.

B. IF, ON OR BEFORE THE LAST DAY OF THE CONTINGENCY PERIOD PURCHASER HAS NOTIFIED SELLER IN WRITING THAT ALL CONTINGENCIES AND CONDITIONS TO CLOSING FOR THE BENEFIT OF PURCHASER HAVE BEEN SATISFIED OR WAIVED, IN THE EVENT THAT PURCHASER SHOULD FAIL TO CONSUMMATE THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DUE TO A DEFAULT BY PURCHASER THAT RESULTS IN THE INABILITY TO PROCEED TO CLOSING, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT BY NOTIFYING PURCHASER THEREOF AND RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF PURCHASER’S DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S LOSS IN THE EVENT OF PURCHASER’S DEFAULT. THUS, SELLER SHALL ACCEPT THE DEPOSIT AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY. IN CONSIDERATION OF SELLER RECEIVING THE LIQUIDATED DAMAGES, SELLER WILL BE DEEMED TO HAVE WAIVED ALL OF ITS CLAIMS AGAINST PURCHASER FOR DAMAGES IF, BUT ONLY IF, PURCHASER HAS SIGNED AND DELIVERED TO ESCROW HOLDER WITHIN TEN (10) BUSINESS DAYS AFTER NOTICE FROM SELLER OF PURCHASER’S FAILURE, ESCROW CANCELLATION INSTRUCTIONS AND ALL OTHER DOCUMENTS REASONABLY REQUIRED BY ESCROW HOLDER TO UNCONDITIONALLY INSTRUCT AND ENABLE ESCROW HOLDER TO CANCEL ESCROW AND PAY TO SELLER THE DEPOSIT THEN HELD BY ESCROW HOLDER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 13.B., IF PURCHASER BRINGS AN ACTION AGAINST SELLER FOR AN ALLEGED BREACH OR DEFAULT BY SELLER OF ITS OBLIGATIONS UNDER THIS AGREEMENT, AND, IN CONNECTION WITH THAT ACTION, RECORDS A LIS PENDENS OR OTHERWISE ENJOINS OR RESTRICTS SELLER’S ABILITY TO SELL OR TRANSFER THE PROPERTY (“PURCHASER’S ACTION”), SELLER SHALL NOT BE RESTRICTED BY THE PROVISIONS OF THIS SECTION 13.B. FROM SEEKING EXPUNGEMENT OR RELIEF FROM THAT LIS PENDENS, INJUNCTION OR OTHER RESTRAINT, AND RECOVERING

DAMAGES, COSTS OR EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) WHICH SELLER MAY SUFFER OR INCUR AS A RESULT OF PURCHASER’S ACTION, AND THE AMOUNT OF ANY SUCH DAMAGES AWARDED TO SELLER SHALL NOT BE LIMITED TO THE LIQUIDATED DAMAGES SET FORTH HEREIN. PURCHASER ACKNOWLEDGES AND AGREES THAT NO TECHNICAL OR NON-MATERIAL DEFAULT BY SELLER THAT DOES NOT RESULT IN THE INABILITY OF PURCHASER TO PURCHASE THE PROPERTY UNDER THIS AGREEMENT SHALL IN ANY WAY AFFECT ANY RIGHTS OR REMEDIES OF SELLER AGAINST PURCHASER HEREUNDER AND THAT THIS LIQUIDATED DAMAGES PROVISION SHALL NOT APPLY IN SUCH CASE. EXCEPT AS OTHERWISE PROVIDED IN THE SENTENCE ABOVE, IN CONSIDERATION OF SELLER RECEIVING THE LIQUIDATED DAMAGES, SELLER WILL BE DEEMED TO HAVE WAIVED ALL OF ITS CLAIMS AGAINST PURCHASER FOR DAMAGES. FURTHERMORE, IN NO EVENT SHALL THIS SECTION 13.B. HAVE ANY APPLICATION TO OR LIMIT SELLER’S RIGHTS AGAINST PURCHASER IN CONNECTION WITH ANY OF THE FOLLOWING: (i) SECTION 14 OF THIS AGREEMENT, (ii) SECTION 17 OF THIS AGREEMENT, or (iii) ANY DUTY OR OBLIGATION OF PURCHASER TO INDEMNIFY SELLER AS PROVIDED IN THIS AGREEMENT, INCLUDING IN CONNECTION WITH PURCHASER’S INSPECTION, TESTING AND OPERATION OF THE REFRIGERATION SYSTEM.

SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THE FOREGOING LIQUIDATED DAMAGES PROVISION AND BY THEIR SIGNATURES IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

Purchaser:	Seller:

CALAVO GROWERS INC.,	FRESH FOODS, LLC,
a California corporation	a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

14. Real Estate Commissions.

Seller agrees to pay upon the Closing of the transaction contemplated hereby, and not otherwise, a real estate sales commission to Seller’s broker, Sagent Advisors (“Seller’s Broker”) pursuant to a separate agreement. Said commission to the Seller’s Broker shall in no event be payable unless and until the transaction contemplated hereby is closed in accordance with the terms of this Agreement; if such transaction is not closed for any reason, including, without limitation, failure of title or default by Seller or Purchaser or termination of this Agreement pursuant to the terms hereof, then such commission will not be deemed to have been earned and shall not be due or payable. Each party hereto agrees to indemnify and hold harmless the other party from and against any and all losses, liens, claims, judgments, liabilities, costs, expenses or damages (including reasonable attorneys’ fees and court costs) of any kind or character arising out of or resulting from any agreement, arrangement or understanding (except as set forth above with respect to the Seller’s Broker) alleged to have been made by such party or on its behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. The obligations of Seller and Purchaser under this Section 14 shall survive the Closing.

15. Notices.

Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery delivered by a representative of the party giving such notice, or (b) overnight delivery by recognized overnight courier, or (c) United States mail, postage prepaid, registered or certified mail, (d) facsimile, or (e) electronic mail, addressed as follows:

If to Seller, to:	Fresh Foods, LLC
9130 W. Sunset Blvd.
Los Angeles, California 90069
Attention: Legal Department
Facsimile: (310) 789-1791
E-mail: legal@yucaipaco.com

With a copy to:	Pillsbury Winthrop Shaw Pittman LLP
725 South Figueroa Street, Suite 2800
Los Angeles, California 90017
Attention: William S. Waller, Esq.
Facsimile: (213) 629-1033
E-mail: william.waller@pillsburylaw.com

If to Purchaser, to:	Calavo Growers Inc.
1141A Cummings Road
Santa Paula, CA 93060
Attention: B. John Lindeman
Facsimile: (805) 921-3208
E-mail: Johnl@calavo.com

With a copy to:	TroyGould PC
1801 Century Park East, Suite 1600
Los Angeles, California 90067
Attention: Kenneth R. Blumer, Esq.
Facsimile: (310) 789-1400
E-mail: kblumer@troygould.com

or to such other address or to the attention of such other person as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been delivered either at the time of personal delivery actually received by the addressee or a representative of the addressee at the address provided above or, if delivered on a business day in the case of delivery service or certified or registered mail, as of the earlier of the date delivered or the date 72 hours following the date deposited in the United

States mail at the address provided herein, or if by telecopier, upon electronic confirmation of good receipt by the receiving telecopier. Purchaser and Seller hereby agree that notices may be given hereunder by the parties’ respective counsel and that, if any communication is to be given hereunder by Purchaser’s or Seller’s counsel, such counsel may communicate directly with all principals as required to comply with the provisions of this Section 15.

16. Assignment.

Purchaser may assign its rights under this Agreement to an entity: (a) which is affiliated with Purchaser; (b) in which Purchaser has an economic interest; and (c) in which Purchaser has day-to-day managerial control (a “Permitted Assignee”) by delivering (on or prior to the expiration of the Contingency Period) a written notice of such assignment to Seller and Escrow Holder together with an assignment and assumption agreement substantially in the form attached hereto as Exhibit “I”. Otherwise, Purchaser shall not have the right to assign its interest in this Agreement without obtaining the prior written consent of Seller, which consent may be withheld by Seller in its sole and absolute discretion. Purchaser hereby agrees that any assignment by Purchaser in contravention of this provision shall be void and shall not relieve Purchaser of its obligations and liabilities hereunder. To the extent any assignment of Purchaser’s interest in this Agreement is consented to by Seller, the term “Purchaser,” as used in this Agreement, shall include such permitted assignee. Any assignment permitted hereunder or by Seller shall not relieve Purchaser of its obligations hereunder and shall not delay the Closing in any way. If the event of an assignment by Purchaser, Purchaser hereby waives all of its rights, defenses and benefits which might be available to Purchaser under California law, including, without limitation, those provided in California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, and any successor sections.

17. Attorneys’ Fees and Legal Expenses.

Should either party hereto institute any action or proceeding in court or through arbitration to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other remedy, the prevailing party shall be entitled to receive from the losing party all of its costs and expenses, including, without limitation, reasonable attorneys’ fees and all court and/or arbitration costs, costs of appeal and disbursements actually and reasonably incurred in connection with said proceeding. The obligations of Seller and Purchaser under this Section 17 shall survive the Closing.

18. Section Headings.

The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof.

19. Entire Agreement.

This Agreement embodies the entire agreement between the parties hereto and supersedes any prior understandings or written or oral agreements between the parties concerning the sale of the Property. Each party to this Agreement has substantial experience with the subject matter of this Agreement and each party has fully participated in the negotiation and drafting of this Agreement and has been advised by counsel of its choice with respect to the subject matter hereof. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

20. Applicability.

The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, except as expressly set forth herein.

21. Time.

TIME IS OF THE ESSENCE IN THE PERFORMANCE OF THE PARTIES’ OBLIGATIONS UNDER THIS AGREEMENT.

22. Gender and Number.

Within this Agreement, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires.

23. Reporting of Foreign Investment.

Seller and Purchaser agree to comply with any and all reporting requirements applicable to the transaction which is the subject of this Agreement which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any governmental authority, including, but not limited to, The International Investment Survey Act of 1976, The Agricultural Foreign Investment Disclosure Act of 1978, The Foreign Investment in Real Property Tax Act of 1980 and the Tax Reform Act of 1984 and further agree upon request of one party to furnish the other party with evidence of such compliance.

24. Counterpart Execution.

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall constitute one document.

25. Applicable Law.

This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without regard to the conflict of laws rules of such state.

26. Time Calculations.

Should the calculation of any of the various time periods provided for herein result in an obligation becoming due on a Saturday, Sunday or legal holiday, then the due date of such obligation or scheduled time of occurrence of such event shall be delayed until the next business day.

27. No Recordation.

Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded with the county recorder of the applicable California county. Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the proper place for said filing.

28. Merger Provision.

Except as expressly set forth herein, any and all rights of action of a party for any breach by the other party of any representation, warranty or covenant contained in this Agreement shall merge with the Grant Deed and other instruments executed at Closing, shall terminate at the Closing and shall not survive the Closing. Notwithstanding anything contained herein to the contrary, the following provisions of this Agreement shall not merge with the Grant Deed and shall survive the Close of Escrow or a termination of this Agreement for the term set forth in such provisions: Sections 4.B, 8, 9, 12, 13, 14, 17, 29, 30, 39, 42, 43, 45 and 46.

29. Further Assurances.

Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated and to do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Agreement.

30. Exoneration.

Purchaser acknowledges and agrees that notwithstanding anything to the contrary set forth in this Agreement, except with respect to Seller’s fraud and/or Seller’s failure to comply with Seller’s obligations under Section 45 below, under no circumstances shall Purchaser have any recourse whatsoever against the assets of Seller (except for matters of reimbursement for costs and expenses as expressly set forth in this Agreement, including, without limitation, those set forth in Sections 3.C.(7), 4.B.(1), 4.B(2) and 8.D above), and under no circumstances shall Purchaser have any recourse against Seller’s members, officers, directors, partners, shareholders, employees or managers for satisfaction of any claims, and Purchaser shall look to the Property only (subject to other limitations set forth in Section 13 hereof) for satisfaction of any claims and not to assets of members, officers, directors, partners, shareholders, employees or managers of Seller.

31. Possession.

Seller shall deliver possession of the Property to Purchaser as of the Close of Escrow, including all keys in Seller’s possession and originals of documents delivered hereunder.

32. Severability.

If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

33. Additional Instructions to Escrow Holder.

Notwithstanding anything to the contrary contained in this Agreement, Escrow Holder’s General Provisions are incorporated by reference herein to the extent they are not inconsistent with the provisions of this Agreement. If there is any inconsistency between those General Provisions and any of the provisions of this Agreement, the provisions of this Agreement shall control. If any requirements relating to the duties or obligations of Escrow Holder are unacceptable to Escrow Holder, or if Escrow Holder requires additional instructions, the parties agree to make any deletions, substitutions and additions, as counsel for Purchaser and Seller shall mutually approve, and which do not materially alter the terms of this Agreement. Any supplemental instructions shall be signed only as an accommodation to Escrow Holder and shall not be deemed to modify or amend the rights of Purchaser and Seller, as between Purchaser and Seller, unless those signed supplemental instructions expressly so provide.

34. Amendments.

This Agreement may be amended only by written agreement signed by both of the parties hereto.

35. Exhibits Incorporated by Reference.

All exhibits attached to this Agreement are incorporated into this Agreement by reference.

36. Preliminary Change of Ownership Report.

Purchaser shall be fully responsible for all matters in connection with the filing of a Preliminary Change of Ownership Report in accordance with the California Revenue and Taxation Code Section 480.3.

37. Not an Offer.

Seller’s delivery of unsigned copies of this Agreement is solely for the purpose of review by the party to whom delivered, and neither the delivery nor any prior communications between the parties, whether oral or written, shall in any way be construed as an offer by Seller, nor in any way imply that Seller is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by Purchaser constitutes an offer which shall not be deemed accepted by Seller unless and until Seller has signed this Agreement and delivered a duplicate original to Purchaser.

38. INTENTIONALLY DELETED.

39. Tax Deferred Exchanges.

Purchaser or any entity encompassing Purchaser may desire to acquire the Property through a reverse tax deferred exchange which qualifies for non-recognition of gain under Section 1031 of the Code. Seller shall cooperate with Purchaser in attempting to effectuate such exchange, including, but not limited to, the execution of such documentation as may be reasonably necessary to effect such exchange, provided that (i) Seller shall not incur any additional liability in connection with an exchange for the benefit of Purchaser, (ii) the date of Closing shall not be extended as a result of the exchange, without Seller’s prior written consent, which consent Seller may withhold in its sole and absolute discretion, (iii) any additional costs and charges attributable to the exchange, including, but not limited to, attorneys’ fees, brokers’ commissions and other transaction related expenses shall be paid for by Purchaser, and (iv) Purchaser acknowledges and agrees that Seller and/or its attorneys are not giving Purchaser any advice (including tax advice) in connection therewith. Purchaser and Seller further agree that Purchaser may substitute an Exchange Accommodator Titleholder (“EAT”) (as defined in Rev. Proc. 2000-37) to act in place of Purchaser as the purchaser of the Property. Seller agrees to accept all required performance from EAT and to render its performance of all of its obligations to EAT. Seller agrees that performance by EAT will be treated as performance by Purchaser. Purchaser shall unconditionally guarantee the full and timely performance by EAT of each and every one of the representations, warranties, covenants, indemnities, obligations and undertakings of EAT. As guarantor, Purchaser shall be treated as a primary obligor with respect to these representations, warranties, covenants, indemnities, obligations and undertakings, and, in the event of breach, Seller may proceed directly against Purchaser, subject to the terms and conditions of this Agreement, on this guarantee without the need to join EAT as a party to any action against Purchaser. Purchaser unconditionally waives any defense that it might have as guarantor that it would not have if it had made or undertaken these representations, warranties, covenants, indemnities, obligations and undertakings directly. In the event of the breach of any representations, warranties, covenants, obligations and undertakings by Purchaser or EAT or in the event of any claim upon any indemnity of Purchaser or EAT (whether the representation, warranty, covenant, indemnity, obligation or undertaking is express or implied), Seller’s exclusive recourse shall be against the Purchaser in accordance with the terms of this Agreement and Seller shall have no recourse of any type against the EAT arising from this transaction.

40. IRS Form 1099-S Designation.

In order to comply with information reporting requirements of Section 6045(e) of the Code and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement in the form attached hereto as Exhibit “J” at or prior to the Closing to designate the Escrow Holder as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the “IRS”) on IRS Form 1099-S; (ii) to provide the Escrow Holder with the information necessary to complete Form 1099-S; (iii) that the Escrow Holder shall not be liable for the actions taken under this Section 40, or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the Escrow Holder; and (iv) that the Escrow Holder shall be indemnified by the parties for any costs of expenses incurred as a result of the actions taken under this Section 40, except as they may be the result of gross negligence or willful misconduct on the part of the Escrow Holder. The Escrow Holder shall provide all parties to this transaction with copies of the IRS Forms 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.

41. Nonrefundable Consideration.

Contemporaneously with the execution and delivery of this Agreement, Purchaser has delivered to Seller, and Seller hereby acknowledges the receipt of, a check in the amount of ONE HUNDRED AND NO/100 DOLLARS ($100.00) (“Independent Contract Consideration”), which amount the parties bargained for and agreed to as consideration for Purchaser’s exclusive right to inspect and purchase the Property pursuant to this Agreement and for Seller’s execution, delivery, and performance of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is non-refundable, is fully earned, and shall be retained by Seller notwithstanding any other provision of this Agreement.

42. Post-Closing Storage of Excluded FF&E.

For a period of twenty-eight (28) days following the Closing, Seller shall be permitted to store the Excluded FF&E on the Property without cost or charge to Seller, and, upon not less than two (2) business days prior written notice, Seller shall have access to the Property during normal business hours within such period to remove such Excluded FF&E from the Property.

43. Confidentiality.

Notwithstanding anything to the contrary contained elsewhere herein, Purchaser hereby acknowledges that all information furnished by Seller to Purchaser or obtained by Purchaser in the course of Purchaser’s investigation of the Property, or in any way arising from or relating to any and all studies or entries upon the Property by Purchaser, its agents or representatives, shall be treated as confidential information, and further, that if any such confidential information is disclosed to third parties, Seller may suffer damages and irreparable harm. In connection therewith, Purchaser hereby expressly understands, acknowledges, covenants and agrees (a) that Purchaser will not make any press release (except in the form mutually agreed upon by Seller and Purchaser) or other public disclosure concerning this transaction and, until the Close of Escrow, Purchaser will not disclose any of the contents or information contained in or obtained as a result of any Due Diligence Reports or any other studies made in connection with Purchaser’s investigation of the Property, in any form whatsoever (including, but not limited to, any oral information received by Purchaser during the course of Purchaser’s inspection of the Property), to any party other than (i) the Seller, Seller’s employees, agents or representatives, or Purchaser’s agents, employees, representatives, consultants or potential institutional lenders, without the prior express written consent of Seller (which consent shall not be unreasonably withheld), (ii) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or as otherwise required to comply with laws or in connection with a dispute or litigation or arbitration between Purchaser and Seller; (iii) or to Purchaser’s lenders and their respective directors, officers, employees, agents and consultants; and (iv) to any permitted transferee or assignee of Purchaser and their respective directors, officers, employees and agents; (b) that in making any disclosure of such information as permitted hereunder, Purchaser will advise said parties of the confidentiality of such information and the potential of damage to Seller and the liability of Purchaser and such other party as a result of any disclosure of such information by said party; (c) to furnish Seller with copies of all Due Diligence Reports or other studies made in connection with Purchaser’s inspection, study or investigation of the Property within a reasonable time (not to exceed ten (10) days) of receipt of same by Purchaser on the terms set forth in Section 4. B.(3); and (d) that Seller is relying on Purchaser’s covenant not to disclose any of the contents or information contained in any such Due Diligence Reports or investigations to third parties (all of which is deemed to be confidential information by the provisions of this Section 43). In the event this Agreement is terminated, Purchaser agrees to return to Seller all information, studies, and Due Diligence Reports Purchaser or Purchaser’s agents have obtained or commissioned with respect to the Property or the condition of the Property, on the terms set forth in Section 4. B(3) together with all documents Seller provided to Purchaser. This provision shall survive the early termination of this Agreement; provided, however, that if Purchaser purchases the Property, the terms of this Section 43 will cease to apply except for Purchaser’s agreement to not make a press release or other public disclosure concerning the confidential aspects of this transaction.

44. Excluded FF&E.

Separate and apart from this Agreement, and without affecting the Purchase Price or any of the rights and obligations of Seller and Purchaser under this Agreement, Purchaser shall have the right (without any preferential treatment whatsoever) to participate in the auction for the Excluded FF&E and shall receive timely written notice of all such public sales and auctions.

45. Refrigeration System Escrow Holdback.

(a) Upon the Close of Escrow, Escrow Holder shall holdback in Escrow the sum of Two Million Dollars ($2,000,000) (the “Refrigeration System Holdback Amount”) from the Seller’s sale proceeds (the “Refrigeration System Escrow Holdback”). Escrow Holder shall place the Refrigeration System Holdback Amount in an interest-bearing account, with all interest thereon accruing for the benefit of Seller.

(b) The Refrigeration System Escrow Holdback shall be established to ensure that funds are available for a limited time period to fund any Major Material Problems with the Refrigeration System. “Major Material Problems” are defined as repairs (not resulting from Purchaser’s negligence or willful misconduct) determined by the Contractor to be reasonably necessary to restore the Refrigeration System to Normal Operating Condition and which repairs are estimated by Contractor to cost greater than Five Thousand Dollars ($5,000) (the “Threshold Amount”) each. “Normal Operating Condition” is defined to mean that there is a functioning food-grade refrigerated warehouse that is capable of cooling and maintaining, on a reliable, consistent, and efficient basis, temperatures of 34 to 36 degrees F. on a 24 hour per day, 7 day per week basis during all outdoor temperature ranges for the entire 100,000 square feet of the refrigerated portion of the building. Purchaser shall be responsible, at its sole cost and expense, for each repair to the Refrigeration System that does not cost more than the Threshold Amount. Once the Threshold Amount has been reached for each repair, all additional Refrigeration System repairs with respect to such identified Refrigeration System problem shall be conclusively deemed to be a Major Material Problem.

(c) If Purchaser reasonably determines that repairs to the Refrigeration System are required in excess of the Threshold Amount, Purchaser shall deliver to Seller written notice of such proposed Refrigeration System repair, together with a reasonably detailed description of the proposed Refrigeration System repair; the estimated cost of such proposed Refrigeration System repair; a written statement from the Contractor stating that such proposed Refrigeration System repair constitutes a “Major Material Problem” (the “Purchaser’s Notice of Major Material Problem”). Seller shall have ten (10) business days to review such request from Purchaser, and shall be given access to the Land and Improvements to conduct its own inspection of the Refrigeration System using its own contractor.

(d) If Seller does not agree that such proposed Refrigeration System repair constitutes a Major Material Problem, then Seller shall notify Purchaser, in writing, of its determination, in writing, within ten (10) business days of Seller’s receipt of Purchaser’s Notice of Major Material Problem (“Seller’s Notice of Disagreement”). Seller and Purchaser shall meet within ten (10) days of Seller’s Notice of Disagreement to try to resolve, in good faith, their disagreement. If Seller and Purchaser are unable to resolve their disagreement within fifteen (15) days of Seller’s Notice of Disagreement, then either Seller or Purchaser may submit such matter for resolution by arbitration pursuant to Section 46 below.

(e) Once Seller and Purchaser are in agreement as to the amount of the Major Material Problem or the amount of the Major Material Problem is determined by arbitration pursuant to Section 46 below (the “Major Material Problem Determination Amount”) then either Seller or Purchaser shall notify Escrow Holder, in writing, of the amount of the Major Material Problem Determination Amount to be disbursed from the Refrigeration System Escrow Holdback, and Escrow Holder shall promptly disburse to Purchaser the Major Material Problem Determination Amount.

(f) If there are no pending Purchaser’s Notices of a Major Material Problem that have not been resolved by Seller and Purchaser or by arbitration within ninety (90) days following the Close of Escrow, then Escrow Holder shall, on the ninety-first (91) day following the Close of Escrow, distribute to Seller from the Refrigeration System Escrow Holdback the lesser of (i) One Million Dollars ($1,000,000) and (ii) the balance remaining in the Refrigeration System Escrow Holdback less the amount of any Purchaser’s Notices of Major Material Problem that has not been resolved by Seller and Purchaser or by arbitration as of such date.

(g) One Hundred Eighty (180) days following the Close of Escrow, Escrow Holder shall distribute to Seller the balance in the Refrigeration System Holdback less the amount of any Purchaser’s Notice of Major Material Problem that has not been resolved by Seller and Purchaser or by arbitration as of such date. Once such amounts have been resolved by Seller and Purchaser or by arbitration, then the balance remaining in the Refrigeration System Escrow Holdback shall be promptly released to Seller upon Seller’s delivery to Escrow Holder of a written demand by Seller to disburse such amount to Seller.

(h) The terms of this Section 45 shall exclusively govern the rights and remedies of the parties with respect to any problems with the Refrigeration System or any damages resulting from any problems with the Refrigeration System. Accordingly, Purchaser acknowledges and agrees that, other than to draw on the Refrigeration System Escrow Holdback in accordance with the terms of this Section 45, Purchaser shall not be entitled to any damages from any Seller Party with respect to the Refrigeration System, including, without limitation, any breach by Seller of any representations and warranties by Seller regarding the Refrigeration System, whether express or implied.

46. ARBITRATION OF DISPUTES.

A. IF ANY CLAIM OR DISPUTE ARISES UNDER THIS AGREEMENT, THEN SUCH DISPUTE SHALL BE RESOLVED BY ARBITRATION TO BE CONDUCTED IN THE COUNTY OF LOS ANGLES ADMINISTERED BY JAMS BEFORE A SINGLE ARBITRATOR PURSUANT TO ITS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES OR ITS STREAMLINED ARBITRATION RULES AND PROCEDURES, AS APPLICABLE, EXCEPT THAT SUCH RULES ARE MODIFIED AS SET FORTH HEREIN. THE ARBITRATION SHALL BE CONDUCTED AND THE ISSUES DETERMINED IN COMPLIANCE WITH ALL JUDICIAL RULES AND ALL STATUTORY AND DECISIONAL LAW OF THE STATE OF CALIFORNIA. THE PREVAILING PARTY IN THE ARBITRATION SHALL BE ENTITLED TO RECEIVE AS PART OF THE JUDGMENT IN ITS FAVOR AN AWARD OF ALL ACTUAL ATTORNEYS FEES AND COSTS INCURRED WITH RESPECT TO THE ARBITRATION, PLUS INTEREST AT THE HIGHEST RATE PERMITTED BY LAW AS NOT BEING USURIOUS FROM AND AS OF THE DATE OF THE ALLEGED BREACH. THE JUDGMENT ENTERED UPON THE DECISION OF THE ARBITRATOR SHALL BE SUBJECT TO ALL POST-TRIAL PROCEDURES AND TO APPEAL IN THE SAME MANNER AS AN APPEAL FROM ANY ORDER OF JUDGMENT IN A CIVIL ACTION.

B. PRIOR TO THE APPOINTMENT OF THE ARBITRATOR, AND WITHIN 10 DAYS FROM THE DATE OF COMMENCEMENT OF THE ARBITRATION, THE PARTIES SHALL SUBMIT THE DISPUTE TO JAMS FOR MEDIATION. THE PARTIES WILL COOPERATE WITH JAMS AND WITH ONE ANOTHER IN SELECTING A MEDIATOR FROM JAMS PANEL OF NEUTRALS, AND IN PROMPTLY SCHEDULING THE MEDIATION PROCEEDINGS. THE PARTIES COVENANT THAT THEY WILL PARTICIPATE IN THE MEDIATION IN GOOD FAITH, AND THAT THEY WILL SHARE EQUALLY IN ITS COSTS. ALL OFFERS, PROMISES, CONDUCT AND STATEMENTS, WHETHER ORAL OR WRITTEN, MADE IN THE COURSE OF THE MEDIATION BY ANY OF THE PARTIES, THEIR AGENTS, EMPLOYEES, EXPERTS AND ATTORNEYS, AND BY THE MEDIATOR OR ANY JAMS EMPLOYEES, ARE CONFIDENTIAL, PRIVILEGED AND INADMISSIBLE FOR ANY PURPOSE, INCLUDING IMPEACHMENT, IN ANY ARBITRATION OR OTHER PROCEEDING INVOLVING THE PARTIES, PROVIDED THAT EVIDENCE THAT IS OTHERWISE ADMISSIBLE OR DISCOVERABLE SHALL NOT BE RENDERED INADMISSIBLE OR NON-

DISCOVERABLE AS A RESULT OF ITS USE IN THE MEDIATION. IF THE DISPUTE IS NOT RESOLVED WITHIN THIRTY (30) DAYS FROM THE DATE OF THE SUBMISSION OF THE DISPUTE TO MEDIATION (OR SUCH LATER DATE AS THE PARTIES MAY MUTUALLY AGREE IN WRITING), THE ADMINISTRATION OF THE ARBITRATION SHALL PROCEED FORTHWITH. THE MEDIATION MAY CONTINUE, IF THE PARTIES SO AGREE, AFTER THE APPOINTMENT OF THE ARBITRATOR. THE MEDIATOR SHALL BE DISQUALIFIED FROM SERVING AS ARBITRATOR IN THE CASE. THE PENDENCY OF A MEDIATION SHALL NOT PRECLUDE A PARTY FROM SEEKING PROVISIONAL REMEDIES IN AID OF THE ARBITRATION FROM A COURT OF APPROPRIATE JURISDICTION, AND THE PARTIES AGREE NOT TO DEFEND AGAINST ANY APPLICATION FOR PROVISIONAL RELIEF ON THE GROUND THAT A MEDIATION IS PENDING.

C. THIS ARBITRATION AGREEMENT MAY BE SPECIFICALLY ENFORCED BY THE FILING OF A COMPLAINT OR PETITION OR MOTION SEEKING SPECIFIC ENFORCEMENT OR BY MOTION DIRECTED TO THE ORANGE COUNTY SUPERIOR COURT.

D. NOTICE: BY INITIALING IN THE SPACE BELOW, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION, ABOVE. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION, ABOVE, TO NEUTRAL ARBITRATION.

Purchaser’s Initials	Seller’s Initials

[Signatures on the Following Page]

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

“SELLER”	“PURCHASER”

FRESH FOODS, LLC,	CALAVO GROWERS INC.,
a Delaware limited liability company	a California corporation

By:	By:
Name:	Name:
Title:	Title:

An original fully executed copy of this Agreement has been received by the Escrow Holder this             day of July, 2016, and by the execution hereof the Escrow Holder hereby covenants and agrees to be bound by the terms of this Agreement.

“Escrow Holder”

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.